Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Allscripts Healthcare Solutions, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Allscripts Healthcare Solutions, Inc. of our reports dated February 19, 2004, with respect to the consolidated balance sheets of Allscripts Healthcare Solutions, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, and related consolidated financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of Allscripts Healthcare Solutions, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

/s/ KPMG LLP

Chicago, Illinois

September 27, 2004